EXHIBIT 23.3

                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference of our report dated May 8, 1996 on the consolidated balance sheet of Forasol-Foramer N.V. and subsidiaries as of December 31, 1995, and the related consolidated statements of income, of cash flows and of changes in stockholders' equity for each of the two years in the period ended December 31, 1995, included in this Current Report on Form 8-K and incorporated by reference in the Registration Statements on Form S-8 (Registration Nos. 33-26854, 33-44823, 333-06823, 333-06825, 333-27661,
333-35089 and 333-35093) and the Registration Statements on Form S-3 (Registration Nos. 33-62425 and 333-21385) by Pride International, Inc.

Paris, France
March 20, 1998


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